Bank of America 100 North Tryon Street Charlotte, NC 28255 Tel 704.386.5000

Pricing Supplement No. 0304 dated October 16, 2003 (To Prospectus dated August 20, 2002 and Prospectus Supplement dated August 20, 2002)	Rule 424(b)(2) File Number 333-97197

Senior Medium-Term Notes, Series J

Principal Amount:	Banc of America Securities LLC Blaylock & Partners L.P. Samuel A. Ramirez & Co., Inc. Total	$1,470,000,000.00 $ 15,000,000.00 $ 15,000,000.00 $1,500,000,000.00
Issue Price: Commission or Discount: Proceeds to Corporation:
100.00%       .00%  100.00%
$1,500,000,000.00 $ 0.00 $1,500,000,000.00

Agent:	Banc of America Securities LLC, Blaylock & Partners L.P., Samuel A. Ramirez & Co., Inc., as agents
Original Issue Date:	October 21, 2003
Stated Maturity Date:	October 23, 2006
Cusip#:	06050 MCT2
Form:	Book Entry Only
Interest Rate:	Floating
Daycount Convention:	Actual/360
Base rate:	LIBOR Telerate Page 3750
Index Maturity:	90 days
Spread	+ 9.0 bps for the period October 21, 2003 to, but excluding, April 21, 2005 +18.0 bps for the period April 21, 2005 to, but excluding, the maturity date
Initial Interest Rate:	1.26%
Interest Reset Period:	Quarterly, commencing on January 21, 2004
Interest Reset Dates:	January 21, April 21, July 21, and October 21 or each year, commencing on January 21, 2004
Interest Determination Date:	Two London business days prior to the Interest Reset Date
Interest Payment Dates:	January 21, April 21, July 21, and October 21 of each year, commencing on January 21, 2004
May the Notes be redeemed by the Corporation prior to maturity?	Yes (See below)
The notes will be subject to redemption at the option of the Corporation, in whole, on the Interest Payment Date occurring April 21, 2005 and quarterly on each Interest Payment Date occurring thereafter at a redemption price equal to 100% of the Principal Amount of the Notes, plus accrued interest thereon, if any, upon at least 30 calendar days prior notice to the Noteholder and the Trustee, as described in the Prospectus Supplement. If the notes are not redeemed on April 21, 2005, the Spread will be + 18.0 bps.
May the Notes be repaid prior to maturity at the option of the holder?	No
Discount Note?	No